News Release
Contact: Michael Stivala
Chief Financial Officer & Chief Accounting Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Solid

First Quarter Earnings Following Distribution Increase

Whippany, New Jersey, February 7, 2008 — Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide distributor of propane gas, fuel oil and refined fuels and related products and services, as well as a marketer of natural gas and electricity, today announced improved earnings for the three months ended December 29, 2007 over the prior year quarter. Net income amounted to $85.4 million, or $2.61 per Common Unit, compared to $54.7 million, or $1.70 per Common Unit, in the prior year quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of fiscal 2008 amounted to $102.6 million, an increase of $30.8 million compared to $71.8 million in the prior year quarter.

As previously reported, during the first quarter of fiscal 2008 the Partnership closed on the sale of its Tirzah, South Carolina underground propane storage cavern and associated 62-mile pipeline which generated net proceeds of $53.7 million and reported a gain of $43.7 million. Additionally, as reported throughout most of fiscal 2007, favorable market conditions impacting the supply and pricing structure for propane and fuel oil provided additional margin opportunities during the first and second quarters of fiscal 2007, of which approximately $11.7 million of incremental margin opportunities were realized in the first quarter of the prior year. These favorable market conditions and resulting incremental margin opportunities were not present during the fiscal 2008 first quarter.

In announcing these results, Chief Executive Officer Mark A. Alexander said, “Despite a challenging operating environment characterized by unprecedented high commodity prices, coupled with extreme market volatility, these results exceeded our expectations. We have come through this challenging quarter in great shape, and our financial position is stronger than ever.”

During the first quarter, average posted prices for propane and heating oil increased 58.2% and 46.2%, respectively. From a weather perspective, while the average heating degree days in our service territories for the three months ended December 29, 2007 were 92% of normal compared to 87% of normal in the prior year first quarter, the pattern was such that temperatures started the quarter significantly warmer than normal and progressed into December with temperatures that were close to normal.

Retail propane gallons sold in the first quarter of fiscal 2008 decreased 9.9 million gallons, or 8.1%, to 111.9 million gallons compared to 121.8 million gallons in the prior year quarter. Sales of fuel oil and refined fuels decreased 4.9 million gallons, or 17.2%, to 23.6 million gallons during the first quarter of fiscal 2008 compared to 28.5 million gallons in the prior year quarter. Lower volumes in both segments were attributable to ongoing customer conservation resulting from the historically high commodity prices, the significantly warmer than normal temperatures to start the quarter, as well as, to a lesser extent, the affects of eliminating certain lower margin accounts which occurred throughout much of the prior year.

Revenues of $425.1 million increased $27.2 million, or 6.8%, compared to the prior year first quarter as lower volumes were offset by higher average selling prices associated with higher product costs. Cost of products sold increased $46.8 million, or 20.3%, to $277.7 million in the first quarter of fiscal 2008 compared to the prior year first quarter primarily resulting from the dramatic rise in product costs. Cost of products sold in the first quarter of fiscal 2008 included a $2.7 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments (“FAS 133”), compared to a $1.0 million unrealized (non-cash) loss in the prior year quarter.

Combined operating and general and administrative expenses of $88.5 million for the first quarter of fiscal 2008 improved $8.1 million, or 8.4%, compared to the prior year quarter as a result of savings in payroll and benefit related expenses and in vehicle expenditures. Net interest expense decreased $0.8 million, or 8.7%, to $8.4 million in the first quarter of fiscal 2008 as a result of additional interest earned on higher levels of invested cash. As has been the case since April 2006, there were no borrowings under the Partnership’s working capital facility as seasonal working capital needs have been funded through increased cash flow from operations.

On January 24, 2008, the Partnership announced that its Board of Supervisors declared the sixteenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.75 to $0.7625 per Common Unit for the three months ended December 29, 2007. On an annualized basis, this increased distribution rate equates to $3.05 per Common Unit, an increase of $0.05 per Common Unit, or 10.9% compared to the first quarter of fiscal 2007. The $0.7625 per Common Unit distribution will be paid on February 12, 2008 to Common Unitholders of record as of February 5, 2008.

Mr. Alexander added, “Our financial strength and focus on operating efficiencies at all levels of the organization are contributing factors toward our ability to effectively manage through this challenging operating environment. On the strength of these operating results, and our financial position, we continue to deliver increased value to our Unitholders with the most recent increase in our annualized distribution rate to $3.05 per Common Unit, a growth rate of 10.9% year-over-year.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through approximately 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	Fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas, and the impact of price increases on customer conservation;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance; and
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them.

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2007 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 29, 2007 and December 30, 2006

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 29, 2007	December 30, 2006
Revenues
Propane	$307,325	$285,800
Fuel oil and refined fuels	78,035	68,870
Natural gas and electricity	23,983	22,745
Services	14,472	18,459
All other	1,294	2,034
	425,109	397,908
Costs and expenses
Cost of products sold	277,715	230,874
Operating	79,343	83,675
General and administrative	9,203	12,902
Restructuring charges and severance costs	—	385
Depreciation and amortization	7,059	7,010
	373,320	334,846
Income before interest expense and provision for income taxes	51,789	63,062
Interest expense, net	8,388	9,216
Income before provision for income taxes	43,401	53,846
Provision for income taxes
Current	402	762
Deferred	1,277	—
Income from continuing operations	41,722	53,084
Discontinued operations:
Gain on disposal of discontinued operations	43,707	1,002
Income from discontinued operations	—	568
Net income	$85,429	$54,654

Income from continuing operations per Common Unit – basic	$1.27	$1.65
Discontinued operations	1.34	0.05
Net income per Common Unit – basic	$2.61	$1.70
Weighted average number of Common Units outstanding – basic	32,707	32,193

Income from continuing operations per Common Unit – diluted	$1.27	$1.64
Discontinued operations	1.33	0.05
Net income per Common Unit – diluted	$2.60	$1.69
Weighted average number of Common Units outstanding – diluted	32,908	32,376

Supplemental Information:
EBITDA (a)	$102,555	$71,768
Retail gallons sold:
Propane	111,937	121,764
Refined fuels	23,594	28,498
Capital expenditures:
Maintenance	$2,111	$2,133
Growth	$4,475	$6,019

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. In addition, certain of our incentive compensation plans covering executives and other employees utilize EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash used in operating activities determined in accordance with GAAP. Because EBITDA as determined by us excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash used in operating activities:

	Three Months Ended
	December 29, 2007	December 30, 2006
Net income	$85,429	$54,654
Add:
Provision for income taxes – current and deferred	1,679	762
Interest expense, net	8,388	9,216
Depreciation and amortization – continuing operations	7,059	7,010
Depreciation and amortization – discontinued operations	—	126
EBITDA	102,555	71,768
Add / (subtract):
Provision for income taxes – current	(402)	(762)
Interest expense, net	(8,388)	(9,216)
Compensation cost recognized under Restricted Unit Plan, net of forfeitures	(67)	1,297
Gain on disposal of property, plant and equipment, net	(1,429)	(247)
Gain on disposal of discontinued operations	(43,707)	(1,002)
Changes in working capital and other assets and liabilities	(90,515)	(67,731)
Net cash used in operating activities	$(41,953)	$(5,893)

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.